Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S‑3 (Nos. 333-185398 and 333-189963) and S‑8 (No. 333-169338) of Access Midstream Partners, L.P. of our reports dated February 21, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

February 21, 2014